UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2016

Vanguard Natural Resources, LLC
(Exact name of registrant specified in its charter)

Delaware	001-33756	61-1521161
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

5847 San Felipe, Suite 3000
Houston, TX 77057
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (832) 327-2255

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

oWritten communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

oSoliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

oPre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

oPre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 26, 2016, Vanguard Natural Resources, LLC (the “Company”), through its wholly owned subsidiary, Vanguard Natural Gas, LLC (the “Borrower”), and certain subsidiaries of the Company, entered into the Limited Waiver and Eleventh Amendment (the “Waiver and Eleventh Amendment”) to the Third Amended and Restated Credit Agreement, as amended from time to time (the “Credit Agreement”), among the Borrower, Citibank N.A., as Administrative Agent and L/C Issuer (the “Administrative Agent”) and the financial institutions party thereto (the “First Lien Lenders”). As previously disclosed, pursuant to the waiver to the Credit Agreement entered into on September 30, 2016, the First Lien Lenders agreed to waive any event of default resulting from the Company’s election to avail itself of the 30-day grace period under the indenture governing the 7.875% Senior Notes due 2020 (the “Senior Notes due 2020”). Pursuant to the Waiver and Eleventh Amendment, the First Lien Lenders have agreed, among other things, subject to certain conditions, to waive any events of default resulting from the Company’s inability to maintain liquidity in excess of $50 million, giving pro forma effect to the Company’s payments of (i) the $15 million semi-annual interest payment due on October 1, 2016 on approximately $381.8 million in aggregate principal amount of Senior Notes due 2020 and (ii) the approximately $2.1 million semi-annual interest payment due on December 1, 2016 on approximately $51.2 million in aggregate principal amount of 8 3/8% Senior Notes due 2019 (the “Senior Notes due 2019” and, collectively with the Senior Notes due 2020, the “Notes”). However, the Waiver and Eleventh Amendment shall be void if the Company fails to make the payment on the Senior Notes due 2020 on or before October 31, 2016, or if the Company has any other default or event of default prior to the payment on the Senior Notes due 2020.

The Administrative Agent has indicated to the Company that it has recommended an additional decrease in the borrowing base from $1.325 billion to $1.100 billion. Such proposed reduction in the borrowing base will be effective upon approval by two-thirds of the First Lien Lenders (voting by commitments), and the Company expects that the Administrative Agent will obtain such approvals effective on November 3, 2016. The Company has monetized certain of its outstanding commodity hedge agreements and used the proceeds first to pre-pay the First Lien Lenders (i) $29.3 million, representing the remaining outstanding borrowing base deficiency resulting from the Company’s borrowing base redetermination in May 2016 and (ii) $37.5 million, which will be applied as the first required monthly payment to the Company’s new borrowing base deficiency resulting from the expected November 2016 borrowing base redetermination. The Company intends to repay the remaining borrowing base deficiency of $187.5 million in five equal monthly installments of $37.5 million beginning in January 2017. Also, pursuant to the Waiver and Eleventh Amendment, the Company plans to pledge to the First Lien Lenders certain unencumbered midstream assets as collateral. Also, pursuant to the Waiver and Eleventh Amendment, the Company agreed to pay 100% of the net cash proceeds from any asset sale, swap or hedge monetization or other disposition to the First Lien Lenders. The borrowing base may be further reduced as a result of such disposition to the extent of the attributed value of such asset to the borrowing base. Furthermore, any incurrence of second lien debt will require the Company to prepay the First Lien Lenders equal to the net cash proceeds received by the Company from any second lien financing.

The foregoing description of the Waiver and Eleventh Amendment is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Item 8.01 Other Events

On October 26, 2016, the Company issued a press release announcing the Company’s payment of its interest payment with respect to its Senior Notes due 2020. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated by reference in this current report.

Item 9.01 Financial Statements and Exhibits.

 (d)    Exhibits. The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1
Limited Waiver and Eleventh Amendment to Third Amended and Restated Credit Agreement, among Vanguard Natural Gas, LLC, Citibank N.A., as Administrative Agent and L/C Issuer and the financial institutions thereto.

99.1	Press Release dated October 26, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD NATURAL RESOURCES, LLC

Dated: October 26, 2016	By:	/s/ Richard A. Robert
	Name:	Richard A. Robert
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1
Limited Waiver and Eleventh Amendment to Third Amended and Restated Credit Agreement, among Vanguard Natural Gas, LLC, Citibank N.A., as Administrative Agent and L/C Issuer and the financial institutions thereto.

99.1	Press Release dated October 26, 2016.